 Exhibit 99.1

Pharma-Bio Serv Announces Results for the Quarter Ended January 31, 2019

March 18, 2019

DORADO, PUERTO RICO / ACCESSWIRE / March 18, 2019 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB: PBSV), a compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced revenues from continuing operations for the quarter ended January 31, 2019 were $4.6 million, an increase of $0.8 million, or 23%, when compared to the same period last year.

The revenue increase is mainly attributable to increases in projects in the Puerto Rico and US consulting markets of $1.2 and $0.2 million, respectively, partially offset by a decrease of $0.6 million in the European market.

Net income from continuing operations for the quarter ended January 31, 2019 was approximately $471,000 compared to a net loss from continuing operations of $2.5 million for the same period last year. After considering last year’s non-recurring 2018 US Tax Reform $2.7 million Transition Tax charge, the increase in net income from continuing operations is mainly attributable to the improvement in revenue and related gross margin. Net income from continuing operations for the quarter ended January 31, 2019 was also offset by an increase in expenses of approximately $75,000 to increase sales volume, either by promotions or operational support.

On September 2018, we sold the assets of our laboratory segment. Considering the effect of this discontinued segment and the variance from net income from continuing operations, our net income had an improvement in earnings of approximately $3.1 million.

“We are pleased with the decision we took last year of divesting our Laboratory segment. This enabled us to refocus the Company on consulting services and improve our profitability,” said Victor Sanchez, CEO of Pharma-Bio Serv, Inc.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv is a compliance, project management, and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland, and Spain. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2018, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta
Chief Financial Officer
787 278 2709

SOURCE: Pharma-Bio Serv, Inc.